Exhibit 99.1

Watsco Reports Second Quarter Results

EPS 94 Cents on Record Revenues & Record Cash Flow;

Higher-Efficiency Equipment Sales Increase 22%

COCONUT GROVE, Florida — (BUSINESS WIRE), July 17, 2008 — Watsco, Inc. (NYSE:WSO) today reported its results for the second quarter and for the six-months ended June 30, 2008.

Earnings per share for the second quarter grew 7% to 94 cents per diluted share and net income improved 7% to $26.1 million. The results include record revenues and gross profit as well as contributions from a variety of profit enhancement activities implemented in early 2008.

Revenues for the quarter increased 8% to a record $510 million, including $62 million from 58 locations acquired or opened during the last 12 months. Same-store sales declined 5% reflecting a 4% decrease in sales of HVAC equipment (47% of sales), an 8% decline in other HVAC products (40% of sales) and a 1% increase in commercial refrigeration products (13% of sales). From an end-market perspective, results include sales growth in the residential replacement market and commercial refrigeration market and a decrease in sales of new construction-related products. The sales results also reflect an improving revenue mix of high-efficiency air conditioning systems, which experienced 22% growth during the quarter.

Gross profit for the second quarter improved 10% to $131 million, with gross profit margins improving 30 basis-points to 25.7% (a 50 basis-point increase to 25.9% on a same-store basis). Selling, general and administrative (SG&A) expenses for the quarter were $89 million and declined 4% on a same-store basis. Second quarter operating income increased 7% to $42.3 million with an operating margin of 8.3%. On a same-store basis, operating margin improved 30 basis-points to 8.7%.

Albert H. Nahmad, President and Chief Executive Officer stated: “We consider this quarter’s financial performance to be exceptional and speaks well of certain long-term fundamentals of the Company. First, the size, consistency and vitality of the replacement market for HVAC and refrigeration products continues to be strong and by far the most significant portion of our business and profits. We believe this fundamental will only improve, given our Sunbelt focus, our stated strategy to build the highest-density network to serve contractors in the replacement market and consumers’ critical focus on energy efficiency. Second, our conservative mindset toward balance sheet quality dictated by the recent market environment has resulted in record cash flow and a very strong financial position. Third, we have sharpened our focus on our cost structure and margins, which will offer incremental profit opportunities that can be leveraged against future sales growth.”

For the first half of 2008, earnings per share was $1.22 per diluted share on net income of $33.7 million versus $1.27 per diluted share last year on net income of $35.4 million. Revenues for the six-month period increased 6% to $890 million, including $111 million from locations acquired or opened during the last 12 months, with same-store sales declining 7%. Gross profit for the period increased 7% to $229 million and gross profit margin improved 20 basis-points to 25.7% (a 40 basis-point increase to 25.9% on a same-store basis). SG&A was $173.9 million and decreased 4% on a same-store basis. Operating income was $55.2 million versus $57.5 million in 2007. Operating margin for the first half of 2008 was 6.2% and was 6.6% on a same-store basis.

First-half 2008 operating results include the benefit of profit-improvement activities, including programs to enhance gross profit margin, facility rationalization, cost reductions and other efficiency initiatives. The Company estimates these activities contributed approximately $11 million to pre-tax income during the first half of 2008 and expects a further $20 million to $25 million impact over the next several quarters.

Watsco generated a record $49 million of operating cash flow during the first half of 2008 versus $26 million during 2007, an increase of $23 million ($28 million generated during the second quarter). Over the last 12 months, operating cash flow was $129 million and free cash flow (operating cash flow less capital expenditures)

was $125 million. Long-term debt under the Company’s five-year $300 million revolving credit facility was $23 million, its lowest level in 12 years and a debt-to-total capitalization ratio of 4%.

Watsco has paid cash dividends for over 30 years and has established a consistent track record of paying increasing dividends. In April 2008, the Company raised its quarterly dividend rate by 12.5% to 45 cents per share from 40 cents per share.

Mr. Nahmad added, “We are pleased with the unprecedented record level of cash flow and that our shareholders can participate directly through increasing dividends. Since 2001, our cumulative operating cash flow was approximately $500 million compared to net earnings of approximately $400 million, surpassing by far our stated goal of generating cash flow greater than net income. We will continue to evaluate future dividend increases in light of the Company’s performance. Our financial position also remains strong allowing us to evaluate various opportunities to continue building our network.”

Conference Call

Watsco is hosting a conference call to discuss its earnings results for the second quarter and six months ended June 30, 2008 today at 10:00 a.m. (EDT). The conference call will be web-cast by CCBN’s StreetEvents at http://www.watsco.com. A replay of the conference call will be available on the Company’s website. For those unable to connect to the web-cast, you may listen via telephone. The dial-in number is (877) 391-0532. Please call five to ten minutes prior to the scheduled start time as the number of telephone connections is limited.

ACDoctor.com

Watsco also recently announced the re-launch of ACDoctor.com, a new consumer-friendly website that offers educational tools to help homeowners identify energy efficient cooling systems to help save money and reduce negative impacts of global warming.

Cooling and heating costs account for nearly 56 percent of residential home energy use in the United States totaling $66.5 billion per year. Upgrading HVAC systems may be the most effective way to reduce residential energy consumption over the long term, while decreasing electricity bills and potentially improving indoor air quality along the way.

According to the US Energy Information Administration, more than 57 million homes in the United States have central air conditioning systems, with 32.1 million units in the Southern region alone. Upgrading a standard 13 SEER (Seasonal Energy Efficiency Ratio) air conditioning unit to a 16 SEER system with a programmable thermostat can reduce cooling costs by 25 percent and up to 40 percent if a 21 SEER system is installed.

To help educate and inform consumers, ACDoctor.com features energy saving calculators and tips on keeping energy bills low, energy efficiency high and improving the quality of indoor air. Homeowners can compare HVAC systems’ features and benefits, connect with high quality contractors and locate financial incentives to make purchases easy and affordable. The website address is http://www.ACDoctor.com.

Watsco is the largest independent distributor of air conditioning, heating and refrigeration equipment and related parts and supplies in the HVAC industry, currently operating 422 locations serving over 40,000 customers in 34 states. Watsco’s strategy provides the products, support and convenience that contractors require to satisfy the needs of homeowners and businesses that depend on the comfort and energy-efficiency provided by HVAC systems. The Company’s goal is to build a national network of locations that provide the finest service and product availability for HVAC contractors, assisting and supporting them as they serve the country’s homeowners and businesses. Additional information about Watsco may be found on its website at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files from time to time with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues	$509,822	$471,110	$890,221	$841,791
Cost of sales	378,762	351,518	661,157	626,886

Gross profit	131,060	119,592	229,064	214,905
Gross profit margin	25.7%	25.4%	25.7%	25.5%

SG&A expenses	88,734	80,084	173,912	157,384

Operating income	42,326	39,508	55,152	57,521
Operating margin	8.3%	8.4%	6.2%	6.8%

Interest expense, net	387	390	982	839

Income from continuing operations before income taxes	41,939	39,118	54,170	56,682
Income taxes	15,889	14,670	20,476	21,256

Net income from continuing operations	26,050	24,448	33,694	35,426
Loss from discontinued operations, net of income taxes	—	(1,598)	—	(1,762)

	$26,050	$22,850	$33,694	$33,664

Basic net income (loss) per share for
Common and Class B common stock:
Net income from continuing operations	$0.98	$0.93	$1.28	$1.35
Net loss from discontinued operations	—	(0.06)	—	(0.07)

Net income	$0.98	$0.87	$1.28	$1.28

Diluted net income (loss) per share for
Common and Class B common stock:
Net income from continuing operations	$0.94	$0.88	$1.22	$1.27
Net loss from discontinued operations	—	(0.06)	—	(0.06)

Net income	$0.94	$0.82	$1.22	$1.21

Weighted-average Common and Class B common shares and equivalent shares used to calculate earnings per share:
Basic	26,467	26,336	26,372	26,270
Diluted	27,754	27,939	27,659	27,866

Notes:	(1) Information in the attached press release referring to “same-store basis” excludes the effects of locations acquired, locations opened in new markets and locations closed during the prior 12 months.

(2) Earnings per share, net income and operating cash flow amounts in the attached press release represent the financial results of continuing operations and exclude discontinued operations.

WATSCO, INC.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2008	2007
	(Unaudited)

Cash and cash equivalents	$5,844	$9,405
Accounts receivable, net	230,023	178,415
Inventories	339,017	288,149
Other	11,003	11,259

Total current assets	585,887	487,228

Property and equipment, net	25,319	26,904
Other	234,550	234,037

Total assets	$845,756	$748,169

Accounts payable and accrued expenses	$238,963	$129,089
Current portion of long-term obligations	288	275

Total current liabilities	239,251	129,364

Borrowings under revolving credit agreement	23,300	54,000
Deferred income taxes and other liabilities	16,378	14,848

Total liabilities	278,929	198,212

Shareholders’ equity	566,827	549,957

Total liabilities and shareholders’ equity	$845,756	$748,169

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